PROSPECTUS SUPPLEMENT

(To Prospectus dated November 5, 2001)

                                  $48,600,000*

                         PRINCIPAL AMOUNT PLUS INTEREST

                         LIQUIDITY FACILITY OBLIGATIONS

                                       OF

                         FGIC SECURITIES PURCHASE, INC.
                                  IN SUPPORT OF

                             CITY OF TAMPA, FLORIDA

     OCCUPATIONAL LICENSE TAX REFUNDING BONDS, SERIES 2002B AND SERIES 2002C

                               -------------------

Date of the bonds: Date of Delivery                        Due: October 1, 2027

                                                                     Price: 100%

        We are offering, in connection with the issuance by the City of Tampa, Florida, of its Occupational License Tax Refunding Bonds, Series 2002B and Series 2002C, our liquidity facility obligations under a standby bond purchase agreement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms. The final terms of the bonds will be included in a pricing supplement to this prospectus supplement.

        The bonds are limited obligations of the City of Tampa, Florida, payable solely from its occupational license tax and the City's covenant to budget and appropriate from its non-ad valorem revenues in any year that revenues derived from the occupational license tax are not sufficient to pay all obligations in connection with the bonds. The bonds are subject to redemption and tender prior to their stated maturity as described in this prospectus supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Our liquidity facility obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being marketed under a separate disclosure document. The liquidity facility obligations will not be severable from the bonds and may not be separately traded. This prospectus supplement, the accompanying prospectus, appropriately supplemented, and a pricing supplement may also be delivered in connection with any remarketing of bonds purchased by us or by our affiliates.

        Unless the context otherwise requires, the terms "the company," "we," "us" or "our" mean FGIC Securities Purchase, Inc.

         -------------------------------------------------------------
    MORGAN STANLEY                                      SALOMON SMITH BARNEY
         -------------------------------------------------------------

          The date of this prospectus supplement is February 21, 2002.

---------------
*Preliminary, subject to change.

        At the time the City offers the bonds, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific descriptions of the bonds the City is offering and the terms of the offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. You should not assume that the information provided in this prospectus or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement, or that the information provided in any pricing supplement is accurate as of any date other than the date of that pricing supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement to this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.


                                  INTRODUCTION

        We are providing you with this prospectus supplement to furnish information regarding our liquidity facility obligations under a standby bond purchase agreement in support of $48,600,000* (*preliminary, subject to change) aggregate principal amount of Occupational License Tax Refunding Bonds, Series 2002B and Series 2002C which the City of Tampa, Florida, will issue on or about March 6, 2002. Bondholders will have the right to tender, or in certain cases be required to tender, the bonds. U.S. Bank National Association will act as paying agent and is the entity responsible for accepting tender notices and tendered bonds. Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., or any substitute entity, will act as the remarketing agent of any tendered bonds or the respective series and will be obligated to use its best efforts to remarket the tendered bonds. We will enter into a standby bond purchase agreement with the paying agent, pursuant to which we will be obligated under certain circumstances to purchase unremarketed bonds from the holders optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement initially with General Electric Capital Corporation under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. Our liquidity facility obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms. The bonds may accrue interest at a weekly rate, a flexible rate or a fixed rate. The bonds will not be entitled to the benefit of the liquidity facility while in the fixed rate mode.

        GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of the standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the bonds. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned.

                            DESCRIPTION OF THE BONDS

GENERAL PROVISIONS

        The 2002B and 2002C Bonds will be issued as fully registered bonds and will be registered initially in the name of Cede & Co., as the nominee of The Depository Trust Company, New York, New York ("DTC"). Individual purchases of interests in the 2002B and 2002C Bonds will be made in book-entry form only. Purchasers of 2002B and 2002C Bonds will not receive physical delivery of certificates. Transfers of ownership interests in the 2002B and 2002C Bonds will be effected through a book-entry only system. See "Book-Entry Only System".

        Interest on the 2002B and 2002C Bonds will be paid by check or draft of U.S. Bank Trust National Association, Fort Lauderdale, Florida, as the registrar and paying agent, by mail. While held in the DTC book-entry system, all such payments will be made to Cede & Co. as the registered holder of the 2002B and 2002C Bonds and payments to purchasers of 2002B and 2002C Bonds will be the responsibility of DTC and the DTC Participants. See "Book-Entry Only System".

        The 2002B and 2002C Bonds will be in authorized denominations of $100,000 and any integral multiple of $5,000 in excess of $100,000. The 2002B and 2002C Bonds will bear interest initially at the weekly rate. Ownership interests may be acquired in book-entry form only. See "Book-Entry Only System" below.

        With respect to 2002B and 2002C Bonds registered in the name of Cede & Co., as nominee of DTC, neither the City, nor the paying agent will have any responsibility or obligation to any DTC participant or to any indirect DTC participant. See "Book-Entry Only System" for the definition of DTC participant. Without limiting the immediately preceding sentence, neither the City nor the registrar and the paying agent will have any responsibility or obligation with respect to: (i) the accuracy of the records of DTC or any DTC participant with respect to any ownership interest in the 2002B and 2002C Bonds; (ii) the delivery to any DTC participant or any other person other than a registered owner, as shown in the registration books kept by the registrar, of any notice with respect to the 2002B and 2002C Bonds, including any notice of redemption; or (iii) the payment to any DTC participant or any other person, other than a registered owner, as shown in the registration books kept by the registrar, of any amount with respect to principal of, premium, if any, or interest on the 2002B and 2002C Bonds. The City, the registrar and the paying agent may treat and consider the person in whose name each 2002B and 2002C Bond is registered in the registration books kept by the registrar as the holder and absolute owner of such bond for the purpose of payment of principal of and interest with respect to such bond, for the purpose of giving notices of redemption and other matters with respect to such bond, for the purpose of registering transfers with respect to such bond, and for all other purposes whatsoever. The paying agent will pay all principal of, premium, if any, and interest on the 2002B and 2002C Bonds only to or on the order of the respective registered owner, as shown in the registration books kept by the registrar, or their respective attorneys duly authorized in writing, as provided in the bond resolution, and all such payments will be valid and effectual to satisfy and discharge the City's obligations with respect to payment of principal of and interest on the 2002B and 2002C Bonds to the extent of the sums so paid. No person other than a registered owner, as shown in the registration books kept by the registrar, will receive a certificated bond evidencing the obligation of the City to make payments of principal of, premium, if any, and interest on the 2002B and 2002C Bonds pursuant to the provisions of the bond resolution.

        Interest on the 2002B and 2002C Bonds will be computed from the interest payment date next preceding the date of authentication of such bonds, unless such authentication date (i) is before the first interest payment date following the initial delivery of the 2002B and 2002C Bonds, in which case interest will be computed from such initial delivery date or (ii) is an interest payment date, in which case interest will be computed from such authentication date.

INTEREST ON THE 2002B AND 2002C BONDS

        Interest accrued on the 2002B and 2002C Bonds will be paid on each interest payment date. For any weekly rate period, interest on the 2002B and 2002C Bonds will be payable on each interest payment date for the period beginning on (and including) the immediately preceding interest accrual date (or, if any interest payment date is not a Wednesday, beginning on (and including) the second preceding interest accrual date) and ending on (and including) the Tuesday immediately preceding the interest payment date (or, if sooner, the last day of such weekly interest rate period). For any flexible rate period or alternate rate period, interest on the 2002B and 2002C Bonds will be payable on each interest payment date for the period beginning on (and including) the immediately preceding interest accrual date and ending on the day immediately preceding such interest payment date. In any event, interest on the 2002B and 2002C Bonds will be payable for the final interest rate period to but not including the date on which the 2002B and 2002C Bonds will have been paid in full. While the 2002B and 2002C Bonds bear interest at a fixed rate, interest will be payable semiannually in arrears, on each April 1 and October 1. Interest will accrue with respect to any fixed rate period from the first date of such fixed rate period and, after that, each April 1 and October 1. The amount of interest payable on variable rate bonds on any interest payment date is computed
(i) on the basis of the actual number of days elapsed over a year of 365 or 366 days, whichever may be applicable, during weekly, flexible and alternate rate periods and (ii) on the basis of a 360-day year of twelve 30-day months during any fixed rate period.

        Initially, the 2002B and 2002C Bonds will bear interest at the weekly rate as determined with respect to the 2002B Bonds by Salomon Smith Barney Inc. and with respect to the 2002C Bonds by Morgan Stanley & Co. Incorporated, the remarketing agents. The firms acting in such capacity are collectively defined herein as the remarketing agent. The interest rate determination method may be changed from time to time with respect to the 2002B and 2002C Bonds in the manner provided under "Conversion of Interest Rates on Series 2002B and 2002C Bonds and Purchase." If for any reason the interest rate on the 2002B and 2002C Bonds has not been determined by the remarketing agent or cannot be determined in accordance with the provisions of the bond resolution, or the interest rate so determined is held to be invalid or unenforceable, the bond resolution provides alternate means by which the interest rate may be determined, including a provision authorizing the City, with the consent of the remarketing agent, to amend or supplement the bond resolution to provide for (or subsequently modify) an alternate rate determination method.

INTEREST RATE DETERMINATION METHODS

        DETERMINATION OF WEEKLY RATE. During each weekly rate period, the 2002B and/or 2002C Bonds will bear interest at the weekly rate, as determined by the remarketing agent initially no later than the first day of each weekly rate period and then no later than Wednesday of each week during such weekly rate period; provided, however, that the remarketing agent may determine the weekly rate up to ten (10) days before the start of the applicable weekly rate period. The bond resolution provides that the weekly rate will be the minimum rate of interest that the remarketing agent determines, in its sole discretion based on market conditions, would be necessary to sell the 2002B and/or 2002C Bonds on such date of determination in a secondary market sale at the principal amount of 2002B and/or 2002C Bonds, plus accrued interest if such sale would not be on an interest payment date.

        If the remarketing agent does not determine the weekly rate for any week or if for any reason the weekly rate cannot be determined for any week as provided under this caption or if a weekly rate so determined for any week will be held to be invalid or unenforceable by a court of law, the weekly rate for such week will be a rate equal to 110% of the most recently published Bond Market Association Municipal Swap Index.

        The first weekly rate determined for each weekly rate period will apply to the period beginning on the first day of such weekly rate period and ending on the next succeeding Tuesday. After such period, each weekly rate will apply to the period beginning on Wednesday and ending on the next succeeding Tuesday, or if earlier, on the last day of the weekly rate period.

        DETERMINATION OF FIXED RATE. On adjustment of the interest rate of the 2002B and/or 2002C Bonds to a fixed rate, as described in "Conversion of Interest Rates On 2002B and 2002C Bonds and Purchase," such 2002B and/or 2002C Bonds will bear interest to the final maturity date at the fixed rate determined by the remarketing agent on a business day selected by the remarketing agent not more than 15 days before and not later than the effective date of such fixed rate with respect to the 2002B and/or 2002C Bonds. The bond resolution provides that the fixed rate will be the minimum rate of interest that the remarketing agent determines, in its sole discretion based on market conditions, would be necessary to sell such 2002B and/or 2002C Bonds on such date of determination in a secondary market sale at the principal amount of 2002B and/or 2002C Bonds.

        If the remarketing agent for the 2002B and/or 2002C Bonds which, on the conversion date, will not have determined the fixed rate or if for any reason the fixed rate determined by the remarketing agent will be held to be invalid or unenforceable by a court of law or if for any other reason the fixed rate cannot be determined, the fixed rate will be a rate equal to the MMD Rate.

        DETERMINATION OF FLEXIBLE RATE TERMS AND FLEXIBLE RATES DURING FLEXIBLE RATE PERIOD. While the 2002B and/or 2002C Bonds are in a flexible rate period there will be established and reestablished for each 2002B and/or 2002C Bond of a flexible rate term, and each 2002B and/or 2002C Bond will bear interest at the flexible rate for such 2002B and/or 2002C Bond during the applicable flexible rate term. The flexible rate term and corresponding flexible rate for each 2002B and 2002C Bond will be determined by the remarketing agent initially no later than the first day of the flexible rate period and then on the first day of each succeeding flexible rate term or on a business day selected by such remarketing agent not more than five business days before the first day of such succeeding flexible rate term. Each flexible rate term for any 2002B and 2002C Bond will be a period, not less than one nor more than 180 days, determined by the remarketing agent, in its sole discretion based on market conditions to be the period which, together with all other flexible rate terms for all 2002B and/or 2002C Bonds of such Series then outstanding, will result in the lowest overall interest expense on such 2002B and/or 2002C Bonds over the next succeeding 180 days; provided, however, that (1) each flexible rate term will end on either a day which immediately precedes a business day or on the day before the final maturity date, (2) if the remarketing agent for such Series of 2002B and/or 2002C Bonds will not have determined a flexible rate term for any of the 2002B and/or 2002C Bonds or if for any reason a flexible rate term for any of the 2002B and/or 2002C Bonds determined by the remarketing agent will be held to be invalid or unenforceable by a court of law, such flexible rate term will have seven days or, if the last day of such flexible rate term would be after the final maturity date, such flexible rate term will end on the day before the final maturity date, (3) no flexible rate term will extend beyond the fifteenth day before the stated expiration date of the liquidity facility then in effect (if a liquidity facility is in effect) unless a substitute liquidity facility has been timely delivered to and accepted by the City pursuant to the terms of the bond resolution and (4) if any flexible rate bond is purchased by the applicable liquidity provider with proceeds from a liquidity facility (if a liquidity facility is in effect), the flexible rate term for the 2002B and/or 2002C Bond will be determined for successive one day terms until the 2002B and/or 2002C Bond is remarketed and released by such liquidity provider in accordance with the bond resolution. In determining the number of days in each flexible rate term, the remarketing agent is required to take into account the following factors: (A) existing short-term taxable and tax-exempt market rates and indexes of such short-term rates, (B) the existing market supply and demand for short-term tax-exempt securities, (C) existing yield curves for short-term and long-term tax-exempt securities for obligations of credit quality comparable to the 2002B and/or 2002C Bonds, (D) general economic conditions, (E) industry, economic and financial conditions which may affect or be relevant to the 2002B and/or 2002C Bonds, and (F) such other facts, circumstances and conditions as the applicable remarketing agent in its sole discretion determines to be relevant.

        The bond resolution provides that the flexible rate for each flexible rate term will be the minimum rate of interest which the remarketing agent determines, in its sole discretion based on market conditions, would be necessary to sell the 2002B and/or 2002C Bonds on such date of determination in a secondary market sale at the principal amount of 2002B and/or 2002C Bonds. If the remarketing agent for either the 2002B or 2002C Bonds will not have determined a flexible rate or if for any reason a flexible rate determined by such remarketing agent for any flexible rate term will be held to be invalid or unenforceable by a court of law, the flexible rate for such flexible rate term will be a rate equal to the MMD CP Rate.

NOTIFICATION OF INTEREST RATE AND CALCULATION OF INTEREST

        Promptly following the determination of any interest rate, the remarketing agent for the 2002B and/or 2002C Bonds will give written notice to the City, and the paying agent. On the request of any holder of the 2002B and/or

2002C Bonds, the paying agent will notify any such holder of the 2002B and/or 2002C Bonds of each change in the interest rate by first class mail. The bond resolution provides that any failure to give any such notice will not affect the change in the interest rate.

        The establishment of the interest rates and the flexible rate terms as provided in the bond resolution will be conclusive and binding on the City and the applicable liquidity provider (if a liquidity facility is in effect), the paying agent, the remarketing agent and the bondholders, absent manifest error. The calculation and verification of interest payable on the 2002B and 2002C Bonds as provided in the bond resolution will be conclusive and binding on the City, the applicable liquidity provider (if a liquidity facility is in effect), the remarketing agent, the paying agent and the bondholders, absent manifest error.

REDEMPTION OF 2002B AND 2002C BONDS

        MANDATORY REDEMPTION

        The 2002B bonds are subject to mandatory redemption prior to their maturity at 100% of the principal amount thereof plus accrued interest to the date of redemption from moneys on deposit in the variable rate redemption account within the bond fund created by the bond resolution in the following principal amounts and on the following dates:

                            Amortization Installments
                      2002B Term Bonds due October 1, 2027

       Mandatory                                 Mandatory
     Redemption Date                          Redemption Date
      (October 1)*         Amount*              (October 1)*        Amount*
      -------------        -------              -------------       -------
          2020            $2,505,000                2024           $3,105,000
          2021             2,760,000                2025            3,230,000
          2022             2,870,000                2026            3,355,000
          2023             2,985,000                2027 (1)        3,490,000

* Preliminary, subject to change.
(1) Final Maturity.

        The 2002C bonds maturing on October 1, 2027 are subject to mandatory redemption prior to their maturity at 100% of the principal amount thereof plus accrued interest to the date of redemption from moneys on deposit in the variable rate redemption account within the bond fund created by the bond resolution in the following principal amounts and on the following dates:

                            Amortization Installments
                      2002B Term Bonds due October 1, 2027

       Mandatory                                 Mandatory
     Redemption Date                          Redemption Date
      (October 1)*         Amount*              (October 1)*        Amount*
      -------------        -------              -------------       -------
          2020            $2,505,000                2024           $3,100,000
          2021             2,760,000                2025            3,225,000
          2022             2,870,000                2026            3,360,000
          2023             2,985,000                2027 (1)        3,495,000

*Preliminary, subject to change.
(1) Final Maturity

        OPTIONAL REDEMPTION.

        (i) During each interest rate period specified below, the 2002B and 2002C Bonds to which each such interest rate period applies will be subject to redemption at the option and on the written direction of the City to the paying agent (such written direction to be given by the City at least 45 days before the date fixed for redemption or such shorter period as will be agreed to by the City and the paying agent), in whole or in part, as follows:

               (A) during any weekly rate period, on any interest payment date, at a redemption price equal to 100% of the principal amount of such 2002B and 2002C Bonds, plus accrued and unpaid interest, if any, to the redemption date;

               (B) during any flexible rate period, on the interest payment date for that bond, at a redemption price equal to 100% of the principal amount of such 2002B and 2002C Bonds, plus accrued and unpaid interest, if any, to the redemption date; and

               (C) during any fixed rate period, on any date that occurs on or after the first day of the optional redemption period, and at the redemption prices, expressed as a percentage of the principal amount being redeemed, plus accrued and unpaid interest, if any, to the redemption date, as follows:

                                  First Day of Optional
Length of interest rate period    Redemption Period           Redemption Price
------------------------------    ----------------------      ----------------

More than 10 years                Eighth anniversary of       101% declining by1/2% on each
                                  beginning of fixed rate     succeeding anniversary of the
                                  period Rate Period          first redemption period until
                                                              reaching 100% and, after
                                                              that, at 100%

10 Years or less                  Not subject to redemption   Not subject to redemption

        Regardless of the statements above, on the conversion date the period in which the bonds are not subject to redemption and the redemption prices specified above may be changed by the remarketing agent on the written request of the City if an opinion of bond counsel is received by the City to the effect that such change will not have an adverse effect on the validity of the bonds or the exemption from federal income taxation of interest on the bonds.

        (ii) No later than 45 days before the date on which the interest rate determination method on any 2002B and/or 2002C Bonds will be changed to a fixed rate, the City, or the remarketing agent with the consent of the City, may provide written notice to the City, the paying agent and bondholders, of any revisions to the redemption dates and prices described under this caption "- Optional Redemption", provided that if the City makes such revisions, it will first obtain the written approval of the applicable remarketing agent and will deliver such approval, together with the notice of the revisions, to the paying agent. The City will execute and deliver a supplemental resolution to effect the foregoing provisions of this subsection (ii). Any such revisions will also be subject to the delivery of an opinion of bond counsel to the effect that such revisions will not adversely effect the exclusion of interest on the 2002B and/or 2002C Bonds from the gross income of the recipients of 2002B and/or 2002C Bonds for federal income tax purposes.

NOTICE OF REDEMPTION

        Notice of redemption of the 2002B and 2002C Bonds pursuant to the provisions summarized above are required to be given by the paying agent by first-class mail at least 30 days but not more than 60 days before each redemption. The notice will identify the 2002B and 2002C Bonds or portions of such 2002B and 2002C Bonds to be redeemed and will state (i) the type of redemption and the redemption date, (ii) the redemption price, (iii) that the 2002B and 2002C Bonds called for redemption must be surrendered to collect the redemption price, (iv) the address at which the 2002B and 2002C Bonds must be surrendered, (v) that if on the redemption date the bond fund contains moneys sufficient to pay the redemption price, interest on the 2002B and 2002C Bonds called for redemption will cease to accrue on the redemption date, (vi) the CUSIP number of the 2002B and 2002C Bonds and (vii) any condition to the redemption.

        A copy of each notice of redemption will also be sent by the paying agent by electronic means or by mail to each securities depository or repository registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on mailing notice to bondholders and to two national information services that disseminate redemption notices, provided that the paying agent may, in its discretion, provide for overnight, telecopied or other form of notice to a depository acceptable to or requested by the depository. Regardless of the statements above, if the depository for the 2002B and 2002C Bonds is DTC, the City will follow the procedure for redemption and notice as set forth in the DTC Letter of Representations.

        With respect to any 2002B and 2002C Bonds to be redeemed that have not been presented for redemption within 60 days after the redemption date, the City will prepare and the paying agent will give a second notice of redemption to the holder of any such 2002B and 2002C Bonds which have not been presented for redemption, by first-class mail, within 30 days after the end of such 60 day period.

        Failure by the paying agent to give any notice of redemption or any defect in such notice as to any particular 2002B and 2002C Bonds will not affect the validity of the call for redemption of any 2002B and 2002C Bonds. Any notice mailed as provided in the bond resolution will be conclusively presumed to have been given whether or not actually received by any holder.

SELECTION OF BONDS TO BE REDEEMED

        If fewer than all of the 2002B and/or 2002C Bonds are to be redeemed, the paying agent will select the 2002B and/or 2002C Bonds to be redeemed from among the outstanding 2002B and 2002C Bonds of such Series (subject to the conditions for selection of such bonds for redemption set forth below): (i) if 2002B and 2002C Bonds are redeemed pursuant to the section herein entitled "- Optional Redemption," (a) among the fixed rate bonds of such Series then outstanding, in equal principal amounts by maturity and, among the variable rate bonds of such Series then outstanding, by maturity and if the same maturity, by random selection, or (b) in such other manner as will be specified in a written direction of the City, accompanied by an opinion of bond counsel to the effect that such manner of selection of 2002B and/or 2002C Bonds for redemption will not adversely affect the exclusion of interest on such bonds from the gross income of the recipients of such bonds for federal income tax purposes; and (ii) if 2002B and/or 2002C Bonds are redeemed pursuant to any provision under the bond resolution in any manner as will be specified in a written direction of the City, or in the absence of such written direction, first, the applicable fixed rate bonds, by inverse order of maturity and, if no fixed rate bonds will then be outstanding, the applicable variable rate bonds by maturity and if the same maturity, by random selection; provided, however, that notwithstanding the manner of selection of 2002B and/or 2002C Bonds for redemption as set forth in clauses (i) and (ii) hereof, liquidity provider bonds of the applicable Series will be selected for redemption before any other 2002B and/or 2002C Bonds of such Series. The paying agent will make the selection from bonds of the applicable Series not previously called for redemption. If the 2002B and/or 2002C Bonds selected for redemption are variable rate bonds, the paying agent will treat each holder of variable rate bonds as the owner of one variable rate bond for purposes of selection for redemption, and, if 2002B and/or 2002C Bonds of the applicable Series are not held in book-entry form, will select 2002B and/or 2002C Bonds for redemption by random selection (a) from among the holders of less than $500,000 in aggregate principal amount, provided that if there are no such holders, or if, after selection from among such holders such selection has not resulted in redemption of a sufficient amount of 2002B and/or 2002C Bonds of such Series, then (b) from among the holders of $500,000 or more in aggregate principal amount of 2002B and/or 2002C Bonds of such Series. If the 2002B and/or 2002C Bonds of the applicable Series are not held in book-entry form, the paying agent will, on or before the day on which notice of redemption is mailed to the holders, give telephonic notice to the applicable remarketing agent of the variable rate bonds selected for redemption and the name of the holder or holders of the variable rate bonds. No portion of a bond may be redeemed that would result in a 2002B and/or 2002C Bond remaining in an amount other than an authorized denomination. For this purpose, the paying agent will consider each 2002B and/or 2002C Bond in a denomination larger than the minimum authorized denomination permitted hereunder to be separate 2002B and/or 2002C Bonds each in the minimum authorized denomination. Provisions of the bond resolution that apply to 2002B and/or 2002C Bonds called for redemption also apply to portions of bonds called for redemption.

        If flexible rate bonds are to be selected for redemption, they will be selected in the chronological order in which their mandatory repurchase dates occur within the applicable Series, beginning with the earliest mandatory repurchase date. If fewer than all flexible rate bonds within a Series having the same mandatory repurchase date (selected for redemption as set forth in the immediately preceding sentence) are to be redeemed, the paying agent will select the flexible rate bonds within the applicable Series to be redeemed on such mandatory repurchase date by lot or other method it deems in its sole discretion to be fair and appropriate.

        Notwithstanding anything to the contrary in the bond resolution, there will be no redemption of fewer than all of the 2002B and 2002C Bonds if there will have occurred and be continuing an event of default.

PAYMENT OF 2002B AND 2002C BONDS CALLED FOR REDEMPTION

        On or before the date fixed for redemption, the City will cause to be transferred from the bond fund to the paying agent moneys sufficient to pay the redemption price (including the accrued interest to the redemption date) of the 2002B and 2002C Bonds called for redemption. On surrender to the paying agent, 2002B and 2002C Bonds called for redemption will be paid as provided herein at the redemption price provided for 2002B and 2002C Bonds. On the date fixed for redemption, notice having been given in the manner and under the conditions provided in the bond resolution, the 2002B and 2002C Bonds or portions of such bonds called for redemption will be due and payable at the redemption price provided for the 2002B and 2002C Bonds (including accrued interest to, but not including, such date). On such redemption date, if moneys sufficient to pay the redemption price of the 2002B and 2002C Bonds to be redeemed, plus accrued interest on the 2002B and 2002C Bonds to but not including the date fixed for redemption, are held by the paying agent, interest on the 2002B and 2002C Bonds called for redemption will cease to accrue, such 2002B and 2002C Bonds will cease to be entitled to any benefits or security under the bond resolution or to be deemed outstanding and the holders of such 2002B and 2002C Bonds will have no rights with respect to the bond resolution except to receive payment of the redemption price of such 2002B and 2002C Bonds, plus accrued interest to, but not including, the date of redemption.

REGISTRATION AND EXCHANGE OF 2002B AND 2002C BONDS

        The 2002B and 2002C Bonds may be transferred only on the register maintained by the paying agent. On surrender for transfer of any 2002B and/or 2002C Bond to the paying agent, duly endorsed for transfer or accompanied by an assignment duly executed by the holder or the holder's attorney duly authorized in writing and in either case with an appropriate guarantee of signature conforming to the requirements of the bond resolution, the paying agent will authenticate a new 2002B and/or 2002C Bond or 2002B and/or 2002C Bonds in an equal aggregate principal amount and registered in the name of the transferee.

        Except in connection with the optional tender of 2002B and 2002C Bonds pursuant to the bond resolution, the paying agent will not be required to transfer or exchange any such bond during the period beginning 15 days before the mailing of notice calling such 2002B and 2002C Bond or any portion of such 2002B and 2002C Bond for redemption and ending on the redemption date. The 2002B and 2002C Bonds subject to redemption or mandatory repurchase may be transferred or exchanged only if the paying agent provides the new holder of such 2002B and 2002C Bonds with a copy of the notice of redemption or mandatory repurchase, as the case may be.

        The paying agent may require the payment by a bondholder requesting exchange or registration of transfer of any tax or other governmental charge required to be paid in respect of the exchange or registration of transfer but will not impose any other charge.

CONVERSION OF INTEREST RATES ON 2002B AND 2002C BONDS AND PURCHASE

ADJUSTMENT TO WEEKLY RATE

        (a) ADJUSTMENT TO WEEKLY RATE. Subject to certain limitations set forth under subparagraph (f) below, at the end of any alternate rate term established pursuant to the bond resolution, the City may elect at any time before the fixed rate conversion date that a 2002B and/or 2002C Bonds will bear interest at a weekly rate. Such direction will specify the effective date of such adjustment to a weekly rate which will be (A) an interest payment date with respect to the 2002B and/or 2002C Bonds, and (B) not earlier than the fifteenth
(15th) day following the third business day after the date of receipt by the paying agent of such direction; provided, however, that, if before the making of such election, any 2002B or 2002C Bond will have been called for redemption and such redemption will not have been effected at that time, the effective date of each such weekly rate period will not precede such redemption date.

        (b) ADJUSTMENT TO FIXED RATE. Subject to certain limitations set forth under subparagraph (f) below, the City may elect at any time that a 2002B and/or 2002C Bonds will bear interest at a fixed rate for the period from the fixed rate conversion date through the final maturity date. Such direction will:
(1) specify the effective date or dates of such adjustment to a fixed rate which will be (A) an interest payment date with respect to such 2002B and/or 2002C Bonds and (B) not earlier than the 30th day following the third business day after the date of receipt by the paying agent of such direction; provided, however, that if, before the making of such election, any 2002B and/or 2002C Bonds will have been called for redemption and such redemption will not have been effected at that time, the effective date of each such fixed rate period will not precede such redemption date; and (2) be accompanied by an opinion of bond counsel stating that such adjustment in the interest rate determination method to a fixed rate (A) is authorized or permitted by the bond resolution and
(B) will not impair the exclusion of interest on such 2002B and/or 2002C Bonds from the gross income of the recipients of such 2002B and/or 2002C Bonds for federal income tax purposes.

        (c) ADJUSTMENT TO FLEXIBLE RATE PERIOD. Subject to certain limitations set forth under subparagraph (f) below, the City may elect at any time before the fixed rate conversion date that the 2002B and/or 2002C Bonds will bear interest at a flexible rate or rates. Such direction will specify the effective date of the flexible rate period during which such 2002B and/or 2002C Bonds will bear interest at flexible rates which will be (1) an interest payment date with respect to such 2002B and/or 2002C Bonds, and (2) not earlier than the fifteenth (15th) day following the third business day after the date of such direction; provided, however, that if, before the City's making such election, any 2002B and/or 2002C Bonds will have been called for redemption and such redemption will not have been effected at that time, the effective date of such flexible rate period will not precede such redemption date.

        If the City's notice complies with any one of the foregoing (a) through
(c) above and the conditions stated in such notice are satisfied, the 2002B and/or 2002C Bonds so designated will bear interest at the rate determined by the proposed interest rate determination method from and after the effective date specified in such notice until there is another change as provided in the bond resolution.

        (d) ADJUSTMENT FROM FLEXIBLE RATE PERIOD. If the interest rate period for the 2002B and/or 2002C Bonds is being adjusted from a flexible rate period, then for any flexible rate bond having a flexible rate term which ends before the effective date of the new interest rate period, the remarketing agent for each Series of the 2002B and 2002C Bonds will determine flexible rate terms for such flexible rate bonds which may extend to, but not beyond, such effective date. The remarketing agent for each Series of the 2002B and 2002C Bonds will determine flexible rate terms that will best promote an orderly transition to the new interest rate period, such that the day next succeeding the last day of all flexible rate terms with respect to the 2002B and/or 2002C Bonds of such Series will be the effective date of the next interest rate period.

        (e) ADJUSTMENT IN INTEREST RATE DETERMINATION METHOD BY REMARKETING AGENT. Subject to certain limitations set forth under subparagraph (f) below, at any time during a weekly rate period or a flexible rate period, the applicable remarketing agent for such Series of 2002B and 2002C Bonds, with the prior written consent of the City, may direct that the interest rate determination method permitted under the bond resolution on the 2002B and/or 2002C Bonds be changed to another interest rate determination method (except for a fixed rate determination method), if in the judgment of the applicable remarketing agent, such a change would produce the greatest likelihood of the lowest overall interest cost on the 2002B and/or 2002C Bonds for a period of at least 90 days. Such written direction will be in such form, be given at such times and contain such information as would be required by the bond resolution with respect to adjustments to the weekly rate period or the flexible rate period, respectively, and such direction will have the same effect and such adjustments will take effect on the same date as if the direction had been given or the adjustments had been made by the City.

        (f) GENERAL PROVISIONS RELATING TO ADJUSTMENTS IN INTEREST RATE DETERMINATION METHOD. Notwithstanding any provision in the bond resolution to the contrary, no change will be made in the interest rate determination method or at the end of any alternate rate term: (i) unless such change in the interest rate determination method will apply to all of the 2002B and 2002C Bonds within a Series then outstanding; (ii) unless, following such change in the interest rate determination method permitted under the bond resolution (other than to a fixed rate) or on the establishment of an alternate rate; (A) if a liquidity facility is in effect for the 2002B and 2002C Bonds, the liquidity facility then in effect with respect to the 2002B and 2002C Bonds will have a stated available amount equal to the principal amount of the 2002B and 2002C Bonds outstanding and will have an interest component for the new interest coverage period which will be at least equal to the maximum number of days interest payable on such change in the interest rate determination method calculated at the maximum rate and (B) the City will have received from the rating agency or rating agencies then rating the 2002B and 2002C Bonds subject to the adjustment in the interest rate determination method, written confirmation that the ratings then in effect with respect to the 2002B and 2002C Bonds will not be reduced or withdrawn following such change in the interest rate determination method; (iii) if the City will receive written notice before the change that the opinion of bond counsel required under the bond resolution, with respect to an adjustment in the interest rate determination method to a fixed rate has been rescinded or will not be delivered, or (D) if any other condition to any such change required under the bond resolution has not been satisfied. If of any of the foregoing, the City will prepare and the paying agent will promptly send a notice to the applicable liquidity provider (if a liquidity facility is in effect), the remarketing agent for the related 2002B and 2002C Bonds and all bondholders to whom the paying agent had sent notice of the change pursuant to the bond resolution stating that no change will be made and that the interest rate determination method from which the change was attempted will remain in effect.

        No more than one of the interest rate determination methods set forth in subparagraphs (a) through (c) above will be in effect for the same Series of 2002B and 2002C Bonds at the same time.

NOTICE TO BONDHOLDERS OF CHANGE IN INTEREST RATE DETERMINATION METHOD

        When a change in the interest rate determination method is to be made with respect to a Series of 2002B and/or 2002C Bonds, including the establishment of an alternate rate, the City will prepare and the paying agent will send a notice to the affected bondholders, the remarketing agent for such Series of 2002B and/or 2002C Bonds and the applicable liquidity provider (if a liquidity facility is in effect) by first-class mail not fewer than 15 days (30 days on a change to a fixed rate) but not more than 60 days before the effective date of the change. The notice is required to state:

        (i) that the interest rate determination method for either or both Series 2002B and 2002C Bonds will be changed;

        (ii) any conditions to such change and, on the satisfaction of such conditions, the effective date of the new interest rate determination method;

        (iii) that a mandatory repurchase will occur on the effective date of the change for the applicable Series of 2002B and/or 2002C Bonds as provided in the 2002B and 2002C Bonds;

        (iv) that, if any liquidity facility will then be in effect, the interest component for the new interest coverage period will be at least equal to the maximum number of days interest payable after such change in the interest rate determination method calculated at the maximum rate; and

        (v) all the information required by the bond resolution to be included in a Notice of Mandatory Repurchase.

PURCHASES OF 2002B AND 2002C BONDS

        (a)    OPTIONAL TENDER OF 2002B AND 2002C BONDS.

               (i) Except as provided in subparagraph (d) below, while any 2002B and 2002C Bond (other than liquidity provider bonds) bear interest at the weekly rate, the holder (or while the 2002B and 2002C Bonds are held pursuant to a book-entry system, the purchasers of 2002B and 2002C Bonds) of such 2002B and 2002C Bond may elect to tender such 2002B and 2002C Bond (or portion of such 2002B and 2002C Bond, provided that each of the portion to be purchased and the portion to be retained is in an authorized denomination) for purchase at a purchase price equal to 100% of the principal amount of such 2002B or 2002C Bond (or portion of such 2002B and 2002C Bond), plus accrued and unpaid interest on such 2002B and 2002C Bond to but not including the date of purchase, on any business day (the "optional tender date"), but only on (A) receipt by the paying agent by not later than 11:00 a.m. Eastern Time at least seven calendar days, but not more than 30 days, before the optional tender date of telephonic (followed by written or facsimile confirmation delivered to the paying agent no later than the close of business on the next succeeding business day) or other written notice stating (1) the principal amount of the 2002B or 2002C Bond (or portion of such 2002B and 2002C Bond) to be tendered, (2) the 2002B or 2002C Bond number or other identification satisfactory to the paying agent, and (3) the optional tender date on which such 2002B or 2002C Bond will be tendered; and (B) if the 2002B or 2002C Bonds are not being held under a book-entry system, delivery of such 2002B or 2002C Bond (with an appropriate instrument of transfer duly executed in blank) to the paying agent by 10:00 a.m. Eastern Time on such optional tender date.

               (ii) Any notice of optional tender for purchase delivered pursuant to subpart (i) above will be irrevocable and will be binding on the holder giving or delivering such notice and on any transferee of such holder.

               (iii) When the paying agent receives a notice of optional tender for purchase pursuant to subpart (i) above, such paying agent will give prompt telephonic notice of such optional tender for purchase to the City, the remarketing agent and the applicable liquidity provider (if a liquidity facility is in effect). If a liquidity facility is in effect, the paying agent also will, if necessary, provide a notice of liquidity provider purchase at the time and in the manner set forth in the bond resolution.

         (b)   MANDATORY REPURCHASE OF VARIABLE RATE BONDS; NOTICE.

        Except as provided in subparagraph (d) below, variable rate bonds are subject to mandatory repurchase as follows:

               (i) as to any flexible rate bond, on each interest payment date applicable to such flexible rate bond at a purchase price equal to 100% of the principal amount of such flexible rate bond plus accrued and unpaid interest on such flexible rate bond to but not including the date of purchase;

               (ii) as to any variable rate bond, on any conversion date with respect to such variable rate bond at a purchase price equal to 100% of the principal amount of such variable rate bond plus accrued and unpaid interest on such variable rate bond to but not including the date of purchase or the date that would have been the conversion date had the conversion not failed;

               (iii) as to any variable rate bond, and if a liquidity facility is in effect and continues to be required, on the interest payment date which next precedes by at least fourteen (14) days the stated expiration date or termination date of the liquidity facility with respect to such variable rate bond or, if such interest payment date is not a business day, on the next succeeding business day, at a purchase price equal to 100% of the principal amount of such variable rate bond plus accrued and unpaid interest on such variable rate bond to but not including the date of purchase, unless by the 20th day before the interest payment date, (1) such liquidity facility has been extended, or (2) a substitute liquidity facility to be effective on or before the interest payment date has been obtained, in which event a mandatory repurchase will occur in accordance with (iv) below;

               (iv) as to any variable rate bond, on any liquidity substitution date relating to such variable rate bond delivered pursuant to the bond resolution, at a purchase price equal to 100% of the principal amount of such variable rate bond plus accrued and unpaid interest on such variable rate bond to but not including the date of purchase;

               (v) as to any weekly rate bond, on any interest payment date selected by the City, or if such interest payment date is not a business day, on the next succeeding business day, at a purchase price equal to 100% of the principal amount of such weekly rate bond plus accrued and unpaid interest on such bond to but not including the date of purchase; provided that any such mandatory repurchase will be subject to the prior written consent of the applicable liquidity provider (if a liquidity facility is in effect); and

               (vi) as to any variable rate bond, and if a liquidity facility is in effect, when the City receives a written notice of the occurrence of a Notice Termination Event with respect to a related liquidity facility (a copy of which will also be delivered by the applicable liquidity provider to the City) at a purchase price equal to 100% of the principal amount of such variable rate bond plus accrued and unpaid interest on such bond to but not including the date of purchase, such purchase date to occur no more than 15 days after the date of the notice to the bondholders and in no event later than the business day before the last day on which funds will be available under the applicable liquidity facility.

        The City will prepare and the paying agent will send to the holders of variable rate bonds subject to mandatory repurchase and to the related remarketing agent and the applicable liquidity provider (if a liquidity facility is in effect) a Notice of Mandatory Repurchase (the paying agent also will deliver at such time to the remarketing agent and the applicable liquidity provider (if a liquidity facility is in effect) telephonic notice of such mandatory repurchase) at least fifteen (15) days (thirty (30) days for mandatory repurchase dates occurring in connection with a fixed rate conversion date) but not more than 60 days (20 days in the case of a mandatory repurchase pursuant to (iii) and (vi) above) before the mandatory repurchase date, except that no such notice of mandatory repurchase will be given to holders of flexible rate bonds if the mandatory repurchase is being made pursuant to subparagraph (i) above.

        Notwithstanding anything to the contrary in the bond resolution, the applicable liquidity provider (if a liquidity facility is in effect) will have no obligation to purchase variable rate bonds if such variable rate bonds are not eligible bonds or an immediate termination event has occurred. The City will have no obligation to purchase variable rate bonds if the applicable liquidity provider does not purchase such bonds.

        By acceptance of any variable rate bond, each holder of a variable rate bond agrees that if any variable rate bond owned by the bondholder is to be purchased by mandatory repurchase under the bond resolution, but is not delivered by the holder of the variable rate bond to the City before 10:00 a.m. Eastern Time on the mandatory repurchase date, the holder of the variable rate bond will, nonetheless, be deemed to have fulfilled the obligation to the holder of the variable rate bond to the City on such mandatory repurchase date and such variable rate bond will be deemed to have been timely delivered to the paying agent and to have been purchased as of the mandatory repurchase date.

        (c)    PAYMENT FOR PURCHASED VARIABLE RATE BONDS.

        To the extent that sufficient moneys are available by 2:45 p.m. Eastern Time on the optional tender date or the mandatory repurchase date or other day on which 2002B and 2002C Bonds have been successfully remarketed, as applicable (the "purchase date"), on surrender to the paying agent of variable rate bonds optionally tendered or called for mandatory repurchase as provided in the bond resolution, the purchase price for such bonds will be paid in immediately available funds by the paying agent not later than the close of business on the purchase date. From and after the purchase date or, if later, the date on which such moneys are made available to the paying agent, as applicable, interest accruing on such variable rate bonds will cease to be payable to the prior holder of such bonds, such variable rate bonds will cease to be entitled to the benefits or security of the bond resolution and to such extent the prior holder will have recourse solely to the funds held by the City and the paying agent for the purchase of such variable rate bonds as provided in the bond resolution. On surrender of a variable rate bond purchased in part and receipt by the paying agent of such variable rate bond, the paying agent will authenticate and deliver to the surrendering holder a new variable rate bond or variable rate bonds in authorized denominations equal in aggregate principal amount to the unpurchased portion of the bond surrendered.

        (d)    LIMITATIONS ON TENDERS.

        Holders of variable rate bonds called for redemption or mandatory repurchase will not have the right (without the prior consent of the respective remarketing agent) to tender such variable rate bonds for purchase on an optional tender date if such optional tender date will occur on or after the 10th day before the date fixed for redemption or mandatory repurchase of such bond. Regardless of the statements above, holders of variable rate bonds called for redemption will not have the right in any event to tender such variable rate bonds for purchase on an optional tender date if such optional tender date will occur on or after the second day before the date fixed for redemption of such bond.

        (e)    REMARKETING OF PURCHASED VARIABLE RATE BONDS

               (i) VARIABLE RATE BONDS TO BE REMARKETED. Variable rate bonds purchased pursuant to optional tender or mandatory repurchase will be remarketed by the applicable remarketing agent, except as follows:

               (1) Variable rate bonds purchased with moneys in the bond fund will be cancelled. The City will inform the applicable remarketing agent of a Series of variable rate bonds when any variable rate bonds of such Series are purchased with such moneys, and, if any such variable rate bonds are delivered to such remarketing agent for purchase, such remarketing agent will deliver them to the paying agent for cancellation.

               (2) Variable rate bonds of a Series purchased pursuant to an optional tender or a mandatory repurchase and as to which the remarketing agent of such Series of variable rate bonds has received a notice of redemption may be remarketed before the date fixed for redemption only if the purchaser receives before purchasing such variable rate bond a notice that such variable rate bond is subject to redemption on the date fixed for redemption.

               (3)      Variable rate bonds will not be remarketed to the City.

               (4) A remarketing agent is not be required to offer variable rate bonds for sale (A) during the continuance of an event of default,
        (B) if a liquidity facility in the form of a standby bond purchase agreement is in effect as to such Series, during the period immediately after receipt by the City of notice of the occurrence of a Notice Termination Event or an immediate suspension or termination event whereby the liquidity provider is not obligated to purchase the variable rate bonds and as long as such event is continuing and the undertaking of the liquidity provider has not been reinstated, (C) if a liquidity facility is in effect and continues to be required as to such Series, if the applicable liquidity provider will have wrongfully failed to honor the applicable liquidity facility which failure has not been cured or is otherwise in default under such liquidity facility or applicable liquidity facility agreement, unless the Issuer will have arranged for a substitute liquidity facility, or (D) as otherwise provided in the related remarketing agreement. In addition, a remarketing agent will not offer the variable rate bonds for sale on a mandatory repurchase pursuant to provisions of the bond resolution applicable to such Series unless (i) on or after the date of mandatory repurchase as set forth, a liquidity facility will be in effect or (ii) a fixed rate conversion date will occur.

               (5) Variable rate bonds purchased pursuant to an optional tender and as to which the remarketing agent for such Series of variable rate bonds has received a notice of mandatory repurchase may be remarketed before the mandatory repurchase date only if the purchaser receives a copy of the notice of mandatory repurchase before purchasing such variable rate bond.

               (6) Liquidity provider bonds (if a liquidity facility is in effect) will be remarketed before any other variable rate bonds of such Series.

        The City will provide written notice to holders of a 2002B and/or 2002C Bonds when a written notice by a liquidity provider (if a liquidity facility is in effect) of an Immediate Termination Event with respect to a liquidity facility relating to such 2002B and/or 2002C Bonds. If a liquidity provider notifies the City that the liquidity provider has subsequently withdrawn its termination (or suspension) of its obligation to purchase 2002B and/or 2002C Bonds pursuant to the applicable liquidity facility or liquidity facility Agreement and has reinstated the applicable liquidity facility, the City will provide written notice to the holders of such 2002B and/or 2002C Bonds of the reinstatement of the related liquidity facility.

               (ii) LIQUIDITY FACILITIES AND SUBSTITUTE LIQUIDITY FACILITIES. The City has covenanted and agreed that at all times while the 2002B and 2002C Bonds are outstanding (except in a fixed rate period rate), it will cause a liquidity facility to be in effect for the 2002B and 2002C Bonds provided by a Qualified Financial Institution and otherwise conforming to the provisions of the bond resolution. In addition, the City has covenanted and agreed that at all times while any 2002B and 2002C Bonds are outstanding for which a liquidity facility has been provided and continues to be required, if the rating on such 2002B and 2002C Bonds will have been reduced to a category below "VMIG l" or "A-1" (or their equivalent) by the rating agency because the rating on the liquidity provider will have been reduced, then the City will in good faith use its commercially reasonable efforts to obtain a substitute liquidity facility within 90 days of the rating on the liquidity provider being lowered below "VMIG 1" or "A-1" or their equivalent by the rating agency or rating agencies then rating the applicable Series of 2002B and 2002C Bonds.

            If a liquidity facility is in effect, the City will direct or send appropriate notice to the liquidity provider as may be required requesting or directing that the interest coverage rate be reduced and specifying the amount that will then be available under such liquidity facility agreement, subject to any requirements of such liquidity facility or the related liquidity facility agreement. A liquidity facility will not be reduced to an amount less than the principal amount of the applicable 2002B or 2002C Bonds outstanding, plus an amount equal to interest on such 2002B or 2002C Bonds at the interest coverage rate then required by any rating agency then rating such 2002B or 2002C Bonds for the number of days then required by any rating agency then rating such 2002B or 2002C Bonds, unless the City has provided a substitute liquidity facility provided the liquidity facility continues to be required. Regardless of the statements above, immediately after payment in full has been made on any 2002B or 2002C Bond, either at maturity, on earlier redemption or on provision for payment as provided in the bond resolution, the City will direct or send appropriate notice to the applicable liquidity provider requesting or directing that the amount available under the applicable liquidity facility be reduced by an amount equal to such principal so paid plus the amount of interest provided for at that time under such liquidity facility on such principal amount.


BOOK-ENTRY SYSTEM

        DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or any other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

        Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or beneficial owner, of each bond is in turn to be recorded on the direct and indirect participants' records. Purchasers of 2002B and 2002C Bonds will not receive written confirmation from DTC of their purchase, but purchasers of 2002B and 2002C Bonds are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which purchasers of 2002B and 2002C Bonds entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of purchasers of 2002B and 2002C Bonds. Purchasers of 2002B and 2002C Bonds will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

        To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual purchasers of 2002B and 2002C Bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the purchasers of 2002B and 2002C Bonds. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to purchasers of 2002B and 2002C Bonds will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

        Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

        Principal and interest payments and payments of the purchase price of tendered bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the City or the paying agent on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to purchasers of 2002B and 2002C Bonds will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the paying agent or the City, subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the City or the paying agent, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the purchasers of 2002B and 2002C Bonds will be the responsibility of direct and indirect participants.

        Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the paying agent and the City will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the paying agent on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the paying agent and the City will take all actions necessary to return the bonds to the full book-entry system of DTC.

        The City and the underwriters cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the purchasers of 2002B and 2002C Bonds, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The City and the underwriters are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a purchaser of a 2002B or 2002C Bond or an error or delay relating to such bonds.

        The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or purchasers of 2002B and 2002C Bonds, confirmation and transfer of beneficial ownership interests in such bonds and other related transactions by and between DTC, DTC's participants and the purchasers of 2002B and 2002C Bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the purchasers of 2002B and 2002C Bonds should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

        DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the paying agent and discharging its responsibilities with respect to such bonds under applicable law or the City may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

        THE PAYING AGENT, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO BONDHOLDERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY PURCHASER OF 2002B OR 2002C BONDS, OF ANY NOTICES AND ITS CONTENT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON THE NOTICE.

SECURITY FOR THE BONDS

        The bonds are revenue bonds of the City constituting special, limited obligations payable solely from the City's pledge of its occupational license tax levied and collected by the City and as additional security for the bonds, the City's covenant to budget and appropriate its non-ad valorem revenues in any year that revenues derived from the occupational license tax are not sufficient to pay all obligations in connection with the bonds.

        The occupational license tax is a tax levied and collected by the City pursuant to Chapter 205, Florida Statutes and Article V, Chapter 24 of the City Code. Section 205.042 of Chapter 205 authorizes the City to levy "an occupational license tax for the privilege of engaging in or managing any business, profession, or occupation within its jurisdiction."

        Non-ad valorem revenues of the City includes all revenues and taxes of the City derived from any source other than ad valorem taxation on real and personal property, which are legally available for payments under the bond resolution after provision of services or programs which are for essential public purposes affecting the health, welfare and safety of the inhabitants of the City; provided contractually or legally restricted revenues, loan repayments or revenues of persons or entities, including governmental entities other than the City which are applied to the payment of non-ad valorem obligations are not deemed to be non-ad valorem revenues. All occupational license tax revenues are included in non-ad valorem revenues even though pledged to the payment of the bonds. Non-ad valorem revenue obligations are obligations evidencing indebtedness for borrowed money payable directly or indirectly from or secured by a pledge of or lien on one or more non-ad valorem revenues and/or covenant to budget and appropriate non-ad valorem revenues, but only if the City reasonably expects to apply non-ad valorem revenues to the payment of debt service, directly or indirectly, on such obligations and only to the extent that amounts other than non-ad valorem revenues available and pledged to pay such obligations during the prior fiscal year for which audited financial statements are available were less than the maximum annual debt service for such obligations for the then current or any subsequent fiscal year.

BOND INSURANCE

        Concurrently with the issuance of the bonds, Financial Guaranty Insurance Company, as bond insurer, will issue its municipal bond insurance policy for the bonds. The bond insurer is affiliated with us. The bond insurer is a wholly -owned subsidiary of FGIC Corporation, which is a subsidiary of General Electric Capital Corporation. The policy unconditionally guarantees the payment of that portion of the principal of and interest on the bonds which has become due for payment, but remains unpaid by the City. The bond insurer will make the payments to State Street Bank and Trust Company, N.A., as fiscal agent, or its successor as its agent, on the later of the date on which the principal and interest is due or on the business day next following the day on which the bond insurer receives telephonic or telegraphic notice, subsequently confirmed in writing, or written notice by registered or certified mail, from an owner of bonds or the paying agent of the nonpayment of the amount by the City. The fiscal agent will disburse the amount due on any bond to its owner upon receipt by the fiscal agent of evidence satisfactory to the fiscal agent of the owner's right to receive payment of the principal and interest due for payment and evidence, including any appropriate instruments of assignment, that all of the owner's rights to payment of the principal and interest are vested in the bond insurer. The term "nonpayment" with respect to a bond includes any payment of principal or interest made to an owner of a bond that has been recovered from the owner pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with a final, nonappealable order of a court having competent jurisdiction.

        The policy is non-cancellable and the premium will be fully paid at the time of delivery of the bonds. The policy covers failure to pay principal of the bonds on their stated maturity date, or dates on which the bonds are called for mandatory sinking fund redemption, but not on any other date on which the bonds may be called for redemption, accelerated or advanced in maturity, and covers the failure to pay an installment of interest on the stated date for its payment.

                       THE STANDBY BOND PURCHASE AGREEMENT

        Our liquidity facility obligations under the standby bond purchase agreement will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $4.6 billion of liquidity facility obligations currently outstanding under various standby bond purchase agreements, not including the liquidity facility obligations we are issuing under this prospectus supplement.

        Owners of the bonds to which the liquidity facility obligations relate will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the bonds. Our liquidity facility obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the bonds and up to ___ days' interest on the bonds at an assumed maximum rate of 12% per year.


                               TERMINATION EVENTS

        The scheduled expiration date of the standby bond purchase agreement is March 6, 2007. The resolution of the City relating to the bonds will specify certain circumstances where we must purchase bonds that a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase the bonds. The following events would permit termination of our obligation to purchase the bonds:

        o if the City fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the City fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

        o if the City fails to observe or perform any agreement contained in the standby bond purchase agreement, the resolution under which the bonds are issued or a related municipal financing agreement (or the State of Florida takes any action which would impair the power of the City to so comply) and, if that failure is a result of a covenant breach that the City can remedy, that failure continues for a specified number of days following written notice of that failure from us to the City;

        o if any representation, warranty, certification or statement made by the City in the standby bond purchase agreement or any related document or in any certificate, financial statement or other document the City delivers under those documents proves to have been incorrect in any material respect when made;

        o if the City defaults in the payment of principal of or premium, if any, or interest on any other indebtedness of the City that is senior to or on a parity with the bonds, and that default is continuing;

        o if the City commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

        o if an involuntary case or other proceeding is commenced against the City seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the City under the federal bankruptcy laws;

        o if any material provision of the standby bond purchase agreement or any related document for any reason whatsoever ceases to be a valid and binding agreement of the City or the City contests the validity or enforceability of any of these documents; or

        o if the City does not pay when due any amount payable under the bonds (regardless of whether the holders of the bonds waive that failure).

        If a termination event occurs, we may deliver notice to the City, the paying agent, and the remarketing agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.
        The obligations of the City under the bonds are as described in a separate disclosure document relating to the bonds.


           THE STANDBY LOAN AGREEMENT; GE CAPITAL; RIGHT OF ASSIGNMENT

        In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreement, we have entered into a standby loan agreement with GE Capital under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on the date on which the standby bond purchase agreement terminates by its terms and may be paid by delivering tendered bonds owned by us to GE Capital. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date).

        The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our liquidity facility obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

        GE Capital will have the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the liquidity facility obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations on the bonds.


                       RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                        Year Ended December 31,
     --------------------------------------------------------------         Nine Months Ended
     1996           1997           1998             1999           2000    September 29, 2001
------------   -------------   -------------   -------------    --------  ---------------------
     1.53           1.48           1.50             1.60           1.52             1.69

        For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which GE Capital believe reasonably approximates the interest factor of such rentals.


            WHERE YOU CAN FIND MORE INFORMATION REGARDING GE CAPITAL

        GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. GE Capital maintains a web site at http://www.gecapital.com. Information on GE Capital's web site is not intended to be a part of this prospectus supplement.


                INCORPORATION OF INFORMATION REGARDING GE CAPITAL

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

DOCUMENT                                          PERIOD
--------                                          ------
Annual report on Form 10-K.................       Year Ended December 31, 2000
Quarterly reports on Form 10-Q.............       Quarters Ended March 31, 2001, June 30, 2001
                                                  and September 29, 2001

                                     EXPERTS

        The financial statements and schedule of GE Capital and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three year period ended December 31, 2000, appearing in GE Capital's annual report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement upon the authority of said firm as experts in accounting and auditing.

                                                Filed pursuant to Rule 424(b)(4)
                                                              File No. 333-71950

                                 $2,000,000,000

                         PRINCIPAL AMOUNT PLUS INTEREST

                         LIQUIDITY FACILITY OBLIGATIONS

                                       OF

                         FGIC SECURITIES PURCHASE, INC.

        We intend to offer from time to time, in connection with the issuance by municipal authorities of adjustable or floating rate debt securities, our liquidity facility obligations under one or more standby bond purchase agreements. The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus or offering statement. The liquidity facility obligations will not be severable from the securities and may not be separately traded. This prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of securities purchased by us or by our affiliates.

        We will issue the liquidity facility obligations from time to time to provide liquidity for certain adjustable or floating rate securities issued by municipal authorities. The specific terms of the liquidity facility obligations and the securities to which they relate will be set forth in a prospectus supplement to this prospectus. Each issue of liquidity facility obligations may vary, where applicable, depending upon the terms of the securities to which the liquidity facility obligations relate.

        We are a Delaware corporation that was incorporated in 1990. Our principal executive office is at Financial Guaranty Insurance Company, 125 Park Avenue, 5th Floor, New York, New York 10017 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "the company," "we," "us" or "our" mean FGIC Securities Purchase, Inc.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                           --------------------------

                The date of this prospectus is November 5, 2001.

We have provided the information contained in this prospectus. We are submitting this prospectus in connection with the future sale of the liquidity facility obligations. You may not reproduce or use this prospectus, in whole or in part, for any other purposes.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the liquidity facility obligations in any jurisdiction where the offer or sale is not permitted.

This prospectus and the applicable prospectus supplement constitute a prospectus with respect to our liquidity facility obligations under the standby bond purchase agreements to be entered into from time to time by us in support of the securities. We do not anticipate that registration statements with respect to the securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

You should not assume that the information in this prospectus and the accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the liquidity facility obligations. We may provide additional updating information with respect to the matters discussed in this prospectus and the accompanying prospectus supplement in the future by means of appendices or supplements to this prospectus and the accompanying prospectus supplement or other documents including those incorporated by reference.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports and information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as ourselves, that file electronically with the Commission. The address of that web site is http://www.sec.gov. We do not intend to deliver to holders of the liquidity facility obligations an annual report or other report containing financial information. We do not have a web site; however, Financial Guaranty Insurance Company, one of our affiliate companies, has a web site that contains information about us. Financial Guaranty Insurance Company's web site is http://www.fgic.com. Information on Financial Guaranty Insurance Company's web site is not intended to be a part of this prospectus.

                           INCORPORATION BY REFERENCE

The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference:

        o our annual report on Form 10-K for the year ended December 31, 2000;

        o our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001; and

        o our current reports on Form 8-K filed with the Commission on September 20, 2001, October 15, 2001, October 16, 2001, October 25, 2001, October 26, 2001 and October 31, 2001.

We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as we have sold all of the liquidity facility obligations covered by this prospectus.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You should direct such requests to: Carolanne Gardner, Corporate Communications Department, FGIC Securities Purchase, Inc., Financial Guaranty Insurance Company, 125 Park Avenue, 5th Floor, New York, New York 10017, Telephone: (212) 312-3000.

                                   THE COMPANY

The company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the company is owned by FGIC Holdings, Inc., a Delaware corporation.

Our business consists and will consist of providing liquidity for certain adjustable and floating rate securities issued by municipal authorities through liquidity facilities in the form of standby bond purchase agreements. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity facility for holders of securities desiring to sell their securities. Pursuant to standby bond purchase agreements with issuers, remarketing agents, tender agents or trustees of the securities, we will be obligated to purchase unremarketed securities from the holders of those securities who voluntarily or mandatorily tender their securities for purchase. In order to obtain funds to purchase the securities, we will enter into one or more standby loan agreements with General Electric Capital Corporation or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably obligated to lend funds as needed to us to purchase securities as required.

Our principal executive offices are located at Financial Guaranty Insurance Company, 125 Park Avenue, 5th Floor, New York, New York 10017, telephone (212) 312-3000.

                               RECENT DEVELOPMENTS

        We have issued the following liquidity facility obligations since the date of our quarterly report on Form 10-Q for the period ending June 30, 2001:

        o $21,275,000 principal amount plus interest in support of Board of Trustees of Grand Valley State University, General Revenue Variable Rate Demand Bonds, Series 2001B, issued on or about August 7, 2001, described in the prospectus supplement dated July 20, 2001;

        o $48,000,000 principal amount plus interest in support of Board of Trustees of Oakland University, General Revenue Bonds (Variable Rate Demand), Series 2001, issued on or about August 16, 2001, described in the prospectus supplement dated August 7, 2001;

        o $41,395,000 principal amount plus interest in support of Board of Regents of Eastern Michigan University, General Revenue Variable Rate Demand Refunding Bonds, Series 2001, issued on or about August 29, 2001, described in the prospectus supplement dated August 13, 2001;

        o $30,000,000 principal amount plus interest in support of Board of Control of Northern Michigan University, General Revenue Variable Rate Demand Bonds, Series 2001, issued on or about September 5, 2001, described in the prospectus supplement dated August 27, 2001;

        o $180,000,000 principal amount plus interest in support of Massachusetts Water Resources Authority, Multi-Modal Subordinated $95,000,000 General Revenue Bonds, 2001 Series A and $85,000,000 General Revenue Bonds, 2001 Series B, issued on or about September 26, 2001, described in the prospectus supplement dated September 19, 2001;

        o $139,080,000 principal amount plus interest in support of City of Detroit, Michigan, Sewage Disposal System Second Lien Revenue Bonds (Variable Rate Demand), Series 2001(E), issued on or about October 23, 2001, described in the prospectus supplement dated October 11, 2001 and the prospectus supplement dated October 18, 2001;

        o $127,165,000 principal amount plus interest in support of City of Detroit, Michigan, Sewage Disposal System Senior Lien Revenue Refunding Bonds (Variable Rate Demand), Series 2001(C-2), issued on or about October 23, 2001, described in the prospectus supplement dated October 12, 2001;

        o $140,000,000 principal amount plus interest in support of The City of New York, General Obligation Taxable Adjustable Rate Bonds, Fiscal 2002 Subseries A-9 and A-11, issued on or about November 1, 2001, described in the prospectus supplement dated October 24, 2001; and

        o $66,280,000 principal amount plus interest in support of Rancho California Water District Financing Authority, Adjustable Rate Revenue Bonds, Series of 2001B, issued on or about November 1, 2001, described in the prospectus supplement dated October 25, 2001 and the prospectus supplement dated October 31, 2001.

                                     SUMMARY

The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities issued by municipal authorities. The securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity facility for holders desiring to sell their securities. The securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, we will be obligated, pursuant to a standby purchase agreement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities from the holders desiring to tender their securities. This facility will assure holders of securities of liquidity for their securities even when market conditions preclude successful remarketing.

The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities. Variable rate demand securities are municipal securities pursuant to which the interest rate is a variable interest rate which is re-set by the remarketing agent or pursuant to a stated formula from time to time (not to exceed a stated maximum rate). The owners of variable rate demand securities have the optional right to tender their variable rate demand securities to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered variable rate demand securities, we are obligated to pay the purchase price for those securities to those owners pursuant to the terms of our liquidity facility.

The fees for providing the liquidity facility will be paid by the issuer or other entity specified in the applicable prospectus supplement, typically over the life of the liquidity facility or, in the case of variable rate demand securities, until such time as a variable rate demand security is permanently linked with a convertible inverse floating rate security. Except as otherwise provided in a prospectus supplement, in order to obtain funds to purchase unremarketed securities, we will enter into one or more standby loan agreements with GE Capital or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably be obligated to lend funds to us as needed to purchase securities for which the put option has been exercised.

Except as otherwise provided in a prospectus supplement, the standby bond purchase agreement between us and the trustee, issuer or other specified entity will provide that without the consent of the issuer and the trustee for the holders of the securities, we will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision of the related standby loan agreement, if that amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the holders of the securities.

Except as otherwise provided in a prospectus supplement, our liquidity facility obligations under the standby bond purchase agreement may only be terminated upon the occurrence of certain events including the following:

o if the issuer or other specified entity fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the issuer fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

o if the issuer or other specified entity fails to observe or perform any agreement contained in the standby bond purchase agreement, the indenture or a related municipal financing agreement (or the applicable state takes any action which would impair the power of the issuer or other specified entity to so comply) and, if that failure is a result of a covenant breach that the issuer can remedy, that failure continues for a specified number of days following written notice of that failure from us to the issuer;

o if any representation, warranty, certification or statement made by the issuer in the standby bond purchase agreement or any related document or in any certificate, financial statement or other document the issuer or other specified entity delivers under those documents proves to have been incorrect in any material respect when made;

o if the issuer or other specified entity defaults in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness that the issuer or other specified entity has issued, assumed or guaranteed, and that default is continuing;

o if the issuer or other specified entity commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

o if an involuntary case or other proceeding is commenced against the issuer or other specified entity seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the issuer or other specified entity under the federal bankruptcy laws;

o if any material provision of the standby bond purchase agreement or any related document defined in the standby bond purchase agreement for any reason whatsoever ceases to be a valid and binding agreement of the issuer or other party to the standby bond purchase agreement or the issuer or other party thereto contests the validity or enforceability of any of these documents; or

o if the issuer or other specified entity does not pay when due any amount payable under the securities or under a related municipal financing agreement (regardless of whether the holders of the securities waive that failure).

You should be aware that the specific termination events applicable to a standby bond purchase agreement will be subject to negotiation in each case. For this reason, other or different termination events than those listed above may apply to the specific standby bond purchase agreement. The final termination events under each standby bond purchase agreement will be specified in the applicable prospectus supplement.

Upon the occurrence of a termination event, we may deliver notice to the issuer, any specified entity, the related trustee, remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. However, before the time at which termination takes effect, the related securities will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the related securities.

The above structure is intended to receive the highest short term rating from the rating agencies and to municipal authorities with the lowest cost of financing. There can be no assurances, however, that those ratings will be maintained.

                      THE STANDBY BOND PURCHASE AGREEMENTS

Our liquidity facility obligations under the standby bond purchase agreements will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued pursuant to an indenture; they will arise under one or more standby bond purchase agreements.

Holders of the securities will be entitled to the benefits and will be subject to the terms of the applicable standby bond purchase agreement as specified in the prospectus supplement. Pursuant to the applicable standby bond purchase agreement, we will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the securities to which that standby bond purchase agreement relates. Our liquidity facility obligation under each standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the security to which that standby bond purchase agreement relates and up to a specified amount of interest at a specified rate set forth in the applicable prospectus supplement. We expect that the standby bond purchase agreements will have a shorter term than that of the securities to which they relate, but the standby bond purchase agreements are subject to extension or renewal. The term of the applicable standby bond purchase agreement and the term of the related securities will be set forth in the applicable prospectus supplement.

                           THE STANDBY LOAN AGREEMENTS

In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreements, we will enter into one or more standby loan agreements with GE Capital or its permitted assignee under which GE Capital or its permitted assignee will be irrevocably obligated to loan funds to us as needed to purchase the securities to which the applicable standby bond purchase agreement relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the securities tendered by the holders. The purchase price will represent the outstanding principal amount of those securities, and any accrued interest on the principal for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered securities. If stated in the applicable prospectus supplement, GE Capital may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the securities. We do not anticipate that GE Capital will guarantee the securities to which its standby loan agreement relates or our obligation under any standby purchase agreement.

                              PLAN OF DISTRIBUTION

The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

In connection with the offering of the liquidity facility obligations pursuant to this prospectus, any underwriter or agent participating in the offering may overallot or effect transactions which stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. That stabilizing, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

The legality of our liquidity facility obligations has been passed upon for the company by Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103.

                                     EXPERTS

Our financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in our annual report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus upon the authority of said firm as experts in accounting and auditing.

         SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

============================================        =============================================

             TABLE OF CONTENTS                                      $48,600,000*
                                                           principal amount plus interest

                                   Page                    LIQUIDITY FACILITY OBLIGATIONS
                                   ----
PROSPECTUS SUPPLEMENT
INTRODUCTION........................S-1
DESCRIPTION OF THE BONDS............S-1                              issued by
THE STANDBY BOND PURCHASE
    AGREEMENT......................S-19
THE STANDBY LOAN AGREEMENT; GE CAPITAL;                           FGIC Securities
RIGHT OF ASSIGNMENT................S-20                            Purchase, Inc.
EXPERTS............................S-22
                                                                   in support of

                                                               City of Tampa, Florida
PROSPECTUS                                           Occupational License Tax Refunding Bonds,
WHERE YOU CAN FIND MORE                                    Series 2002B and Series 2002C
    INFORMATION.......................2
INCORPORATION BY REFERENCE............2
THE COMPANY...........................3                        PROSPECTUS SUPPLEMENT
RECENT DEVELOPMENTS...................3
SUMMARY...............................4
THE STANDBY BOND PURCHASE
    AGREEMENT.........................6                          February 21, 2002
THE STANDBY LOAN AGREEMENTS...........6
PLAN OF DISTRIBUTION..................7                               ________
LEGAL MATTERS.........................7                   *Preliminary, subject to change.
EXPERTS...............................7
SEC POSITION ON INDEMNIFICATION
     FOR  SECURITIES ACT LIABILITIES..8

============================================        =============================================